Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of this 8th day of August, 2005 (the “Effective Date”) by and between Baseline, Inc., a Delaware corporation (“Company”), Alex Amin (“Employee”), Studio Systems, Inc., a Delaware corporation (“SSI”) and Hollywood Media Corp., a Florida corporation (“HMC”).

RECITALS

A.

Company is engaged in the business of compiling, producing and licensing data related to the entertainment industry;

B.

Employee is experienced in, and knowledgeable concerning, one or more aspects of the business of Company and is able to render services to the Company which are of a special, unique, extraordinary and intellectual character concerning the Company’s business; and

C.

Company and Employee mutually desire to agree upon the terms of Employee’s future employment with Company and to certain obligations of such employment.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1.

Term and Employment Period. Company shall employ the Employee and the Employee shall serve the Company, on the terms and conditions set forth herein, for the period commencing on and as of the Effective Date and shall terminate on the date three (3) years following the Effective Date (the “Initial Term”), unless terminated earlier in accordance with the terms of this Agreement; provided however, Company shall have the option, in its sole discretion, to extend the term of Employee’s employment for an additional one (1) year period (the “Extension Term”) by providing Employee with notice no less than thirty (30) days prior to the expiration of the Initial Term.  The Initial Term, together with the Extension Term of the Employee’s employment, is collectively referred to as the “Employment Period” or “Term.”

2.

Duties and Responsibilities of Employee.  Employee shall be based in Los Angeles, California and during the Term, the Employee shall serve as Executive Vice President of Company under the direction of the Chief Operating Officer of HMC (the “Supervisor”) or Supervisor’s designee, and shall diligently and faithfully perform all duties and responsibilities as may be assigned to him from time to time or delegated to Employee by or upon the authority of Company’s Board of Directors or by the Supervisor or HMC’s President or Chief Operating Officer to utilize Employee’s special, unique and extraordinary skills in conjunction with the Company’s businesses.  Employee accepts such employment upon the terms and conditions contained in this Agreement.  Employee shall at all times perform his duties and responsibilities under this Agreement and conduct Company’s business in compliance with all applicable laws, rules, regulations or ordinances and in compliance with any judgments, order or decrees or other legal obligations binding on Company and HMC.

3.

Compensation.

(a)

Annual Base Salary. Employee shall be paid a base annual salary during the period he is employed hereunder at the annual rate of one hundred thirty-five thousand dollars ($135,000) (the “Base Salary”), with such Base Salary payable in installments consistent with Company’s normal payroll schedule, subject to applicable withholding and other taxes. It is hereby further understood and agreed, that during the period Employee is employed hereunder, the Base Salary shall be increased as follows, payable in installments consistent with Company’s normal payroll schedule, subject to applicable withholding and other taxes: (i) by an additional fifteen thousand dollars ($15,000) effective as of January 14, 2006, (ii) by an additional ten thousand dollars ($10,000) effective as of January 14, 2007 and (iii) by an additional ten thousand dollars ($10,000) effective as of January 14, 2008.

(b)

Annual Bonus if Meet EBITDA Budget.  For purposes of this Agreement, “Combined Company” shall mean Company and SSI. In addition to the Base Salary set forth above for each calendar year ending during Employee’s employment hereunder (each, a “Bonus Year”), Employee shall be entitled to receive an annual bonus for such Bonus Year as follows, subject to the following conditions: If actual audited “EBITDA” (for purposes hereof, whenever this agreement refers to actual audited “EBITDA” it is based on Combined Company’s financial statements included in the audited consolidated financial statements of HMC), as calculated by the Chief Accounting Officer of HMC, exceeds the prior year’s actual audited “EBITDA” as calculated by the Chief Accounting Officer of HMC, but Employee has failed to meet “Budgeted EBITDA” targets (as defined below) of the applicable Bonus Year, then Employee will be eligible for an annual bonus equal to the product of (i) seven and one-half percent (7.5%) and (ii) the amount by which the actual audited “EBITDA” of the current year exceeds the actual audited “EBITDA” of the prior year. If actual audited “EBITDA”, as calculated by the Chief Accounting Officer of HMC, exceeds the prior year’s actual audited “EBITDA” as calculated by the Chief Accounting Officer of HMC and Employee has met or exceeds the “Budgeted EBITDA” targets (as defined below) of the applicable Bonus Year, then in addition to the annual bonus set forth in the preceding sentence, Employee will be eligible to receive an additional annual bonus equal to the product of (i) two and one-half percent (2.5%) and (ii) the amount by which the actual audited “EBITDA” of the current year exceeds the actual audited “EBITDA” of the prior year.  If Employee does not meet the applicable year’s “Budgeted EBITDA target and the actual audited “EBITDA” does not exceed the prior year’s actual audited “EBITDA” then, Employee shall not be entitled to receive any annual bonus.  “Budgeted EBITDA” targets, and actual audited “EBITDA”, shall be as calculated in accordance with Exhibit A by the Chief Accounting Officer of HMC.  It is hereby agreed and understood that each year Exhibit A shall be revised and updated by the Chief Accounting Officer of HMC, which Exhibit A shall be incorporated herein, and Employee acknowledges and accepts such Exhibit A and the targets included therein. For purposes of this Agreement, “Budgeted EBITDA” shall be calculated in accordance with the components set forth on Exhibit A, and excludes any proposed, contemplated or actual future acquisitions from the date hereof, unless otherwise agreed to in writing by both parties hereto. Moreover, it is hereby understood and agreed that for purposes of calculating bonus hereunder, (A) for the 2004 calendar year, actual “EBITDA” shall mean the amount of one million seven hundred fifty thousand dollars ($1,750,000) and (B) “Budgeted EBITDA” may be adjusted upon any and all acquisitions or divestitures of Company, as reasonably determined by HMC. Any and all bonuses payable in accordance with this section shall be paid within two and half months after the last day of the fiscal year of the company to which the bonus relates.

(c)

Other Bonuses.  In addition to the annual bonus set forth above, Employee shall be eligible for either the Sale Bonus (as defined below) under the following Section (c)(i) or the Term Bonus (as defined below) under the following Section (c) (ii), subject to the following terms and conditions:

(i)

Bonus Upon Sale of Company

If, at any time during the Term and prior to the expiration or early termination of this Agreement, (1) Employee is then currently employed under this Agreement and (2) all or substantially all of Combined Company’s assets (but at least assets comprising 90% or more of the book value of the Combined Company’s assets and 90% or more of the Combined Company’s contracts with its customers) or all of Combined Company’s capital stock is sold to a third-party unaffiliated with the Company or HMC (a “Company Sale”), then, upon Employee’s prior voluntary execution of (A) a written release of any and all claims Employee may assert against the Company or any other Company Party, including without limitation any claims for lost wages or benefits, stock options, compensatory damages, punitive damages, attorneys’ fees, equitable relief or any other form of damages or relief (excluding claims for amounts which may be payable pursuant to this Agreement), which Release shall be prepared by the Company (the “Release”) and (B) a non-competition and non-solicitation agreement in favor of Combined Company and, with respect to the non-solicitation covenants, any Company Party on terms substantially similar to those set forth in Section 9 below (the “Non-Competition Agreement”), Employee shall be eligible to receive a bonus (a “Sale Bonus”) equal to the sum of: (a) two and one-half percent (2.5%) of the portion of the “Net Purchase Price” (as defined below) that exceeds ten million dollars ($10,000,000) up to fourteen million dollars ($14,000,000) and (b) five percent (5%) of the portion of the Net Purchase Price that exceeds fourteen million dollars ($14,000,000) up to eighteen million ($18,000,000) and (c) ten percent (10%) of the portion of the Net Purchase Price that exceeds eighteen million ($18,000,000); to be payable at HMC’s option and sole discretion, either in cash or a proportionate share of the type of consideration rendered by buyer at closing or as otherwise provided below in Section 3(d), each in HMC’s sole discretion.   For purposes hereof, “Net Purchase Price” shall mean the purchase price paid to Combined Company and/or HMC at closing for the purchase of Combined Company less the sum of (a) any and all debt, payables or other liabilities of Company not assumed or acquired by purchaser at the close of such sales (in other words, all such liabilities that remain liabilities of HMC or any subsidiary of HMC following the closing of such sale), and (b) any and all brokerage fees, finders fees and other transaction costs and fees and closing costs incurred or paid by HMC or any subsidiary of HMC. It is hereby understood and agreed that the sale of all or substantially all of the assets or stock of HMC, shall not be considered a “Company Sale” for purposes hereof; or

(ii)

Bonus Upon Expiration of Employment Period.

If, at the expiration of the full Employment Period or the early termination of the Employment Period by the Company pursuant to Section 12(a) or Section 12(c) of this Agreement, (1) there has not been an early termination of the Employment Period by either Company or Employee, for any reason other than a termination by the Company pursuant to Section 12(a) or Section 12(c) of this Agreement, and (2) there has not been any Company Sale, then, upon Employee’s prior voluntary execution of the Release and the Non-Competition Agreement, Employee shall be eligible to receive a bonus (the “Term Bonus”) equal to the following: (a) two and one-half percent (2.5%) of the portion of the “Value Component” (as defined below) that exceeds ten million dollars ($10,000,000) up to fourteen million dollars ($14,000,000), (b) five percent (5%) of the portion of the “Value Component” that exceeds fourteen million dollars ($14,000,000) up to eighteen million dollars ($18,000,000) and (c) ten percent (10%) of the portion of the “Value Component” that exceeds eighteen million dollars ($18,000,000); to be payable at HMC’s option and sole discretion either in (a) unregistered common stock of HMC (or its successor) at the then “Fair Market Value” (as defined below) of such common stock, or (b) twelve equal monthly cash payments beginning on the one month anniversary date of the expiration date of the Employment Period.  For purposes hereof, “Value Component” shall mean six (6) times the actual EBITDA, excluding any proposed, contemplated or actual future acquisitions from the date hereof, the components of which shall be based on audited financials, calculated and adjusted in accordance with the terms set forth in Exhibit A, calculated on an annualized basis over the six (6) months immediately prior to such applicable early termination or expiration date. For purposes hereof, “Fair Market Value” means (i) the arithmetic average of the closing sales price of the common stock of HMC on the five consecutive business days ending on and including the third business day immediately preceding the applicable expiration date or early termination date of the Employment Period on The Nasdaq Stock Market, Inc., or such other U.S. national securities exchange, as reported by The

Nasdaq Stock Market, Inc. or, if not so reported by The Nasdaq Stock Market, Inc., the average of the high bid and low asked quotations for one share of such security as reported by the National Quotations Bureau Incorporated or similar organization on such dates, or (ii) if the closing price for such security cannot be calculated in the manner specified in clause (i) at the relevant time, the fair market value of one share of such security as of the date of determination as determined in good faith by the Board of Directors of HMC.

(d)

Payment of Sale Bonus or Term Bonus.  Any Sale Bonus or Term Bonus, if any, is payable in cash or unregistered shares of stock of HMC (as provided below), or partially in cash and partially in stock of HMC, as determined by HMC in its sole discretion (it being acknowledged that any stock payment issued would need to be issued in compliance with Nasdaq listing (or other stock listing) requirements applicable to HMC, as determined by HMC in its sole discretion).  The cash portion of any Sale Bonus or Term Bonus is referred to below as the “Cash Amount”.  HMC must notify the Employee of the amount of the Cash Amount, or the percentage of the Sale Bonus or Term Bonus that will be the Cash Amount, prior to (a) the closing of the Company Sale (in the case of a Sale Bonus) or (b) the applicable early termination or expiration date (in the case of a Term Bonus), as the case may be (the “Payment Date”).  The Cash Amount of any Sale Bonus or Term Bonus would be paid in twelve (12) equal monthly installment payments, with the first installment payable on the Payment Date”; provided, however, if the Cash Amount of any Sale Bonus or Term Bonus exceeds one million dollars ($1,000,000), then it shall be payable in twenty four (24) equal monthly installment payments, with interest accruing at “Prime Rate” (as defined below) on any unpaid balances starting on the one (1) year anniversary date of the Payment Date.  If HMC elects to pay a bonus in shares of stock of HMC, HMC shall issue and deliver or cause to be issued and delivered to the Employee, on a date (the “Issue Date”) no later than the Payment Date, such number of shares (the “Bonus Shares”) of common stock of HMC (or its successor) equal to the quotient of (i) the dollar amount of the bonus to be paid in stock (the “Stock Payment Amount”), divided by (ii) the “Fair Market Value” (as defined above) per share of such common stock as of the Issue Date.  It is hereby understood and agreed that Employee is eligible to receive a Sale Bonus or Term Bonus pursuant to the terms hereof, but Employee shall never receive both a Term Bonus and a Sales Bonus.  For purposes of this Agreement, “Prime Rate” shall be defined as the highest “Prime Rate” (if more than one Prime Rate is given) of large U.S. money center commercial banks as published in The “Money Rates” column of the Wall Street Journal (Eastern Edition) on the first day of the applicable month for which interest accrues hereunder (and if such first day is a Saturday, Sunday or holiday on which such Prime Rate is not published, then the applicable Prime Rate for such month shall be as published on the latest preceding business day).  In the event the Wall Street Journal (Eastern Edition) ceases publishing such Prime Rate, then the Prime Rate shall be the then applicable prime rate of interest published in such other financial publication as determined by HMC in its reasonable discretion.

4.

Extent of Services.  Employee shall devote Employee’s entire business time, attention and energy exclusively to the business of the Company in the advancement of the best interests of Company and shall not pursue any outside business activities without the prior written consent of the Company, which consent may be withheld in the sole discretion of the Company.

5.

Vacation.  Employee shall be entitled to vacation accruable in accordance with the Company’s general vacation policy, commensurate with other employees of the Company holding similar titles.  If Employee’s employment is terminated (whether with or without cause and whether during or after the Employment Period), Employee will not be paid for accrued, but unused, vacation consistent with the Company’s vacation policy.

6.

Employee Benefits.  Employee shall be eligible to participate in all employee benefit plans and benefit programs of Company in effect during the Employment Period to the same extent as other active employees of the Company, including, without limitation, the employee stock option plan of the Company’s majority owning parent company, Hollywood Media Corp. which stock option plan is subject to the control and approval of Hollywood Media Corp.’s Stock Option Committee and Board of Directors. The Company may,

without notice, change, modify, amend, or terminate any bonus plans, employee benefit plans and benefit programs that may be in effect either on the Effective Date or as may be adopted later.

7.

Trade Secrets.  Employee acknowledges and agrees that, among Employee’s duties for Company, Employee will be employed by Company in a position which could provide the opportunity for conceiving, designing and/or reducing to practice improvements, developments, ideas or discoveries, whether patentable or unpatentable (collectively hereinafter referred to as “Trade Secrets”).  Employee acknowledges that all Trade Secrets which occur as a result of Employee’s employment shall be and remain the sole and exclusive property of the Company or SSI, as the case may be.  Employee hereby assigns, and agrees to assign, to Company or SSI, as the case may be all of Employee’s right, title and interest in and to any and all Trade Secrets which occur as a result of Employee’s employment to the Company.

Employee’s Initials   /s/ AA

8.

Copyrights.  Employee agrees that all right, title and interest in any and all copyrights, copyright registrations and copyrightable subject matter which occur as a result of Employee’s employment with the Company shall be the sole and exclusive property of the Company or SSI, as the case may be, and agrees that such works comprise works made for hire.  Employee hereby assigns, and agrees to assign, all right, title and interest in any and all copyrights, copyright registrations and copyrightable subject matter which occur as a result of Employee’s employment to the Company or SSI, as the case may be.

Employee’s Initials   /s/ AA

9.

Non-Competition and Non-Solicitation.

(a)     Covenants Not to Compete.  Except in connection with his performance of services for Company, Employee agrees that at no time during the Term and for a period of three (3) years after (1) expiration of the Term or the earlier termination of Employee by Company for cause (as defined herein), or (2) the earlier termination of Employee by Employee for any reason (collectively, the “Non-compete Tail Period”), will he, without the prior written consent of the Board (which consent shall not be unreasonably withheld), (i) directly or indirectly engage in; or (ii) have any direct or indirect interest in (whether as a proprietor, partner, investor, shareholder, member or lender) any corporation, partnership, limited liability company, trust or other entity (each, an “Entity”) that directly or indirectly is or expects to engage in; or (iii) assist or render services (whether or not for compensation, and whether as a director, officer, employee, agent, advisor or consultant) to or for any Entity that directly or indirectly is or expects to become engaged in Combined Company’s business or any business of HMC or any of its affiliates or subsidiaries.

(b)     Covenant Not to Solicit or Interfere.  Except in connection with his performance of services for Company, Employee agrees that at no time during the Term and for a period of three (3) years after the expiration or earlier termination of the Term (the “Non-solicitation Tail Period”) will he, without the prior written consent of the Board (which consent may be granted or withheld in the Board’s sole and absolute discretion), directly or indirectly through the actions of any other individual or Entity, whether for his own benefit or for that of another individual or Entity, (i) solicit, divert or take away, or attempt to solicit, divert or take away, any individual who is on or at any time during the Term an employee of SSI,  Company or any affiliate, subsidiary or parent company of Company (collectively, “Company Party”), or induce or attempt to induce any such employee to terminate his or her employment with such Company Party; or (ii) solicit, divert or take away, or attempt to solicit, divert or take away, any individual or Entity who is then, or at any time during the Term was, a customer or client of any Company Party, or advise or induce any such individual or Entity not to continue as a customer or client of such Company Party.

(c)     Exclusion for Publicly Traded Securities. Notwithstanding anything to the contrary contained in this Agreement, Employee may own (beneficially or of record) securities issued by any Entity, if such securities are listed on any national securities exchange or are registered under Section 12(g) of the Securities Exchange Act of 1934, and such ownership does not exceed one percent (1%) of the aggregate issued and outstanding shares or units of such securities.

(d)     Blue Pencilling.  In the event any provision of this Section 9 is held by an arbitrator or court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way. Without in any way limiting the generality of the preceding sentence, in the event the covenant not to compete contained herein and/or the non-solicitation covenant contained herein, in the view of a court or arbitrator asked to rule upon the issue, is deemed unenforceable by reason of covering too large an area, too long a period of time or too many business activities, then the same shall be deemed to cover only the largest area, the longest time period or the most business activities, as the case may be, which will not render it unenforceable (as determined by the court or arbitrator, as applicable).  The covenants contained herein shall be construed as a series of separate covenants, one for each county of the State of California and one for each other county of the United States of America.  In the event in any proceeding, a court of competent jurisdiction or arbitrator shall refuse to enforce any of the separate covenants deemed included in this Agreement, then such unenforceable covenants shall be deemed deleted from this Agreement to the extent necessary to permit the remaining separate covenants to be enforced.

(e)     It is expressly recognized and agreed that the covenants set forth in this Section 9 are for the purposes of restricting the activities of Employee only to the extent necessary for the protection of the legitimate business interests of Company and its affiliates, and Company and Employee agree that said covenants are reasonable for that purpose and that such covenants do not and will not preclude Employee from engaging in activities sufficient for the purpose of earning a living.

10.

Proprietary Information.  Employee acknowledges and agrees that certain non-public information obtained by Employee relating or pertaining to any Company Party’s businesses, projects, products, services, trade secrets, confidential information (including customer lists, supplier lists, methods of operations and financial information), unpublished know-how (whether patented or unpatented) and other business information not easily accessible to other persons in the trade (collectively, the “Proprietary Information”), are proprietary in nature; provided, however, there shall be excluded from the meaning of Proprietary Information any information which is or becomes generally known within the industry through some non-confidential source other than Employee.  Employee acknowledges that the Proprietary Information shall be considered by Employee to be confidential, and Employee covenants and agrees not to publish, disclose or reveal (whether directly or indirectly) any part of the Proprietary Information to any entity or person or use the same for his/her own purposes or personal gain or the purposes of other, during the term of this Agreement or after its termination or expiration.  Upon termination (voluntary or otherwise) of Employee’s employment with the Company, Employee will return to the applicable Company Party all things belonging to a Company Party, and all documents, records, notebooks and tangible articles containing or embodying any Proprietary Information, including copies thereof, then in Employee’s possession or control, whether prepared by Employee or others, will be left with the applicable Company Party.

Employee’s Initials   /s/ AA

11.

Remedies.  Employee acknowledges that Employee’s services are of a special, unique, unusual, extraordinary and intellectual character with regard to the development of the Combined Company’s businesses and that in the each and every breach or violation or threatened breach or violation by Employee of any terms and conditions of this Agreement by Employee (including but not limited to Sections 7, 8, 9 and 10 above), the Combined Company’s remedies at law may be inadequate and that the Combined Company, in addition to all other remedies available to it at law or in equity (including without limitation, specific performance of the provisions hereof), shall be entitled to seek to enjoin the commencement or continuance thereof and may, with notice to Employee, apply to any court of competent jurisdiction for entry of equitable relief, including, without limitation, an immediate restraining order or injunction.   Employee further agrees that Sections 7, 8, 9 and 10 shall be enforceable by the applicable Company Party whether or not there is any claim of breach of any other term of this Agreement. Company or other applicable Company Party may pursue any of the remedies described in this Section 11 concurrently or consecutively in any order as to any such breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any of the other of such remedies.  In the event that a court of any jurisdiction holds this Agreement wholly or partially unenforceable because of the breadth of its scope or otherwise, it is the intention of the Company and the Employee that such a holding shall not bar or in any way affect the Company’s or other Company Party’s, as the case may be, right to relief in the course of any other jurisdiction within the scope of this Agreement.

Employee’s Initials   /s/ AA

12.

Termination.

(a)

Death or Disability.  In the event Employee dies or becomes disabled during the Employment Period, this Agreement shall terminate on the date on which death or disability occurs (except as to salary and rights already accrued), and the sole remaining obligations of the Company under this Agreement shall be to pay Employee or Employee’s named beneficiary or heirs the salary amounts due Employee to the date of Employee’s disability or death.  For purposes of this Agreement, Employee shall be considered “disabled” when, as the result of injury or sickness, Employee has been wholly and continuously disabled and prevented from performing Employee’s duties for ninety (90) consecutive days.

(b)

Cause.  The Company may terminate Employee’s employment and all Company’s obligations hereunder by written notice to Employee, for “cause” (as defined below).  In the event the Company invokes its right as described in this paragraph, and Employee challenges the Company’s interpretation of the definition of cause, then such dispute shall be settled by binding arbitration.  For purposes of this Agreement, “cause” shall be defined as willful misconduct or intentional or continual failure to perform stated and material duties after reasonable notice and opportunity to cure any failure or default, a known breach of fiduciary duties where such breach is made known to Employee and Employee is given a reasonable opportunity to remedy or cure the breach, or if Employee commits any acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude against the Company or violates any of the policies or terms of the Employee Handbook previously provided to Employee.  In the event the Company terminates this Agreement for cause (as defined above), or in the event Employee leaves the employment of Company on Employee’s own initiative other than for “good reason” (as defined below), the Company shall no longer be obligated to make any further salary, bonus or other payments to Employee beginning on such date.

(c)

Other.  The Company may at any time terminate Employee’s employment for reasons other than for cause, in the sole discretion of the Company.  In the event that this Agreement is terminated by Employee for good reason, or by the Company other than for cause, death or disability, upon Employee’s prior voluntary execution of the Release referenced in Section 3(c)(i) above, the Company’s sole obligations to Employee shall be to pay any Term Bonus due and owing as calculated hereinabove as of the date of such termination and continue to pay Employee the Base Salary described in Section 3 for the shorter of (i) the remainder of the Employment Period and (ii) six months after the date of termination.  In addition, if this Agreement is terminated by Employee for good reason, or by the Company other than for cause, death or disability, upon Employee’s prior voluntary execution of the Release, the options to purchase common stock of HMC held by Employee and scheduled to vest on the next scheduled vesting date shall vest upon such termination and be exercisable thereafter on the terms set forth in the option grant agreement.  As used herein, the term “good reason” means that without Employee’s prior written consent the Company has (a) reduced Employee’s base salary by 10% or more from the rate set forth herein, or (b) has deprived Employee of the title set forth herein in Section 2.

13.

General.

(a)

Notices.  All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested or when sent by overnight delivery service, obtained signature for delivery or by facsimile upon confirmation of successful transmission of the facsimile.

if to Employee at:

Alex Amin

3148 Club Drive

Los Angeles, CA 90064

Telecopier No.: (310) 260-5630

and if to Company at:

Baseline, Inc.

2255 Glades Road

Suite 221A

Boca Raton, FL  33431

Attention:  Mitchell Rubenstein, Chief Executive Officer

Telecopier No.:  (561) 998-2974

with a copy to:

Baseline, Inc.

2255 Glades Road

Suite 221A

Boca Raton, FL  33431

Attention: Melissa H. Orlen, Counsel

with a copy to:

Weissmann, Wolff, Bergman, Coleman, Grodin & Evall, LLP

9665 Wilshire Boulevard

Suite 900

Beverly Hills, CA 90212

Attention: Andrew J. Schmerzler

(b)

Assignment.  This Agreement shall inure to the benefit of, and shall be binding upon, the Company and its successors and assigns, including any person with which the Company may merge, consolidate or transfer all or substantially all of its assets.  Insofar as the Employee is concerned, this Agreement, being personal, cannot be assigned.

(c)

Governing Law. The validity, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

(d)

Captions.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement

(e)

Entire Agreement.  This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

(f)

Amendment. This Agreement may not be amended, modified, superseded, canceled, renewed or extended other than by written instrument executed by both of the parties hereto, or in the case of waiver, by the party waiving compliance.

(g)

Arbitration.  Except as otherwise provided in Section 11 hereof, Employee and each Company Party each agree that any and all disputes and claims arising out of or related to Employee’s employment by Company or the termination thereof, shall be submitted to binding arbitration in Palm Beach County, Florida pursuant to the then-existing model employment dispute rules of the American Arbitration Association (“Rules”), before three (3) arbitrators to be selected pursuant to the then-existing Rules.  Employee hereby acknowledges, understands and agrees that, in agreeing to submit such disputes and/or claims to arbitration, both Employee and each Company Party each give up the right to have the dispute(s) or claims(s) heard in a court of law by a judge or jury. However, nothing herein shall in any way limit either Employee or each Company Party’s statutory rights and/or remedies, all of which are reserved and may be alleged in the arbitration process, and nothing herein shall in any way limit any Company Party’s rights under Section 11 hereof.  Moreover, nothing herein shall restrict any resort to any statutory agency charged with enforcing any of Employee’s or any Company Party’s statutory rights and/or remedies; however the review of any such agency’s actions shall be had before the arbitrators as discussed above and not before a judge or jury.  By signing this Agreement, Employee understands that Employee may not have a jury decide any dispute or claim, but that any such dispute or claim shall be decided only by the arbitrators.  The arbitrator shall issue a written decision, including the arbitrator’s written findings and conclusions upon which any award is based. Each party shall bear its own costs and expenses and an equal share of the arbitrators’ and administrative fees of arbitration.

(h)

Waiver.  The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or waiver of the breach of any other term or covenant contained in this Agreement.

(i)

Severability.  Invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provisions.

14.

Sale of the Company.

(a)

Continuation of Agreement in a Sale.  Nothing in this Agreement shall preclude or impair the Company from (i) consolidating or merging into or with another entity, or (ii) transferring all or any substantial portion of its assets (which may include this Agreement) to another person or entity which assumes this Agreement and the obligations of the Company hereunder in writing.  Upon such consolidation, merger, or transfer of assets and assumption, the term “the Company” as used herein, shall mean such surviving or consolidated entity or such assignee, as the case may be, and this Agreement shall continue in full force and effect, except that (A) upon and following any such event, or in the event that a person or entity not previously affiliated with the Company or HMC acquires more than 50% of the Company’s capital stock (or more than 50% of the voting power of such capital stock), HMC shall have no obligations under this Agreement (it being agreed, however, that HMC and other HMC Entities shall continue to be protected from Employee’s competing activities under Section 9 hereof during the Term and subsequent Non-solicitation Tail Period and Non-compete Tail Period), and (B) upon and following such assignment and assumption of this Agreement in the case of asset transfer, the party which is the “Company” hereunder as of the time immediately prior to the closing of such transaction (the “Prior Company”) shall have no obligations under this Agreement other than the payment of salary through the period ending on the date of closing of the asset transfer, and payment of the Sale Bonus if one is due in respect of such transaction (and the assignee (the “New Company”) will not be obligated to pay such Sale Bonus unless the New Company also expressly assumes the obligation to pay such Sale Bonus, in which event the New Company but not the Prior Company shall be obligated to pay the Sale Bonus).  Notwithstanding the foregoing, if any transaction contemplated by this Section 14(a) constitutes a “Company Sale” under Section 3(c)(i) hereof, and the Employee is paid a Sale Bonus in accordance with the terms of Section 3(c)(i) hereof, the Employee acknowledges and agrees that he shall not be entitled to a Term Bonus (or another Sale Bonus) under this Agreement notwithstanding that the Agreement continues in effect after any such transaction that constitutes a “Company Sale” under Section 3(c)(i) hereof.

(b)

Termination of Agreement in a Sale.  Notwithstanding anything to the contrary in this Agreement, in the event of the closing of a transaction (a “Sale Transaction”) in which the Company or its business is acquired by a person or entity not previously affiliated with the Company or HMC, including any transaction in which: (i) the Company is merged or consolidated with another entity, (ii) 50% or more of the Company’s assets are purchased, or (iii) more than 50% of the Company’s capital stock (or more than 50% of the voting power of such capital stock) is acquired, then the entity which is the “Company” hereunder as of the time immediately preceding the Sale Transaction shall have the right to terminate this Agreement effective as of the time immediately preceding the closing of the Sale Transaction, by giving written notice to the Employee not less than 15 days prior to the closing of the Sale Transaction (but such termination shall be effective only if the closing occurs).  If such notice is given and the closing of the Sale Transaction and such termination of this Agreement occurs, then (A) such termination shall constitute a termination without “Cause” to which Section 12(c) applies (and the Employee shall accordingly receive the amounts payable under Section 12(c)), (B) such Sale Transaction shall constitute a “Company Sale” under Section 3(c)(i) hereof and the Employee shall be paid the Sale Bonus due thereunder and (C) the Term Bonus shall not be payable in respect of such transaction or termination notwithstanding Section 3(c)(ii) or any provision hereof to the contrary.

(c)

Nothing in this Agreement nor the existence hereof shall restrict or prohibit (i) the ability of a Company Party to sell, assign, mortgage, pledge or hypothecate any of its assets, nor (ii) the ability of any holder (other than the Employee, as provided herein) of a Company Party’s capital stock or other securities or debt to sell, assign, mortgage, pledge or hypothecate any of such rights or assets.

[Signatures to follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

EMPLOYEE:

Baseline, Inc.

By:   /s/ Mitchell Rubenstein

/s/ Alex Amin

Name:

Mitchell Rubenstein

Alex Amin

Title:

Co-Chief Executive Officer

HMC:

SSI:

Hollywood Media Corp.

Studio Systems, Inc.

By:  /s/ Mitchell Rubenstein

By:  /s/ Mitchell Rubenstein

Name:

Mitchell Rubenstein

Name:

Mitchell Rubenstein

Title:

Chief Executive Officer

Title:

Chief Executive Officer

Exhibit A*

Baseline

Statement of Operations

Calendar Year 2005 Budget

Revenue	(in thousands)
$5,383
Cost of Revenue	2,493
Gross Margin	2,890

Selling General & Admin	834
Depreciation	612
Operating expenses	1,446
Net Operating Income	1,444
Other	—
Income (Loss) Before Taxes	$1,444

EBITDA	$2,054

* This exhibit shall be updated yearly as set forth in the Agreement.

/s/ Alex Amin

Employee

Company:

By:   /s/ Mitchell Rubenstein

Name:

Mitchell Rubenstein

Title:

Co-Chief Executive Officer:

Exhibit A Continued

Examples of Bonus Calculation

	Example # 1	Example # 2	Example # 3

Actual audited EBITDA	$2,054,000.00	$2,254,000.00	$1,954,000.00

Base Salary	$135,000.00	$135,000.00	$135,000.00

Bonus - 7.5% of excess over prior year actual	22,800.00	37,800.00	15,300.00
- 2.5%	7,600.00	12,600.00	*N/A
Total Bonus	30,400.00	50,400.00	15,300.00

Total compensation	$165,400.00	$185,400.00	$150,300.00

* N/A as Actual audited EBITDA did not meet Budgeted EBITDA

/s/ Alex Amin

Employee

Company:

By:   /s/ Mitchell Rubenstein

Name:

Mitchell Rubenstein

Title:

Co-Chief Executive Officer